Exhibit 99.1

National R.V. Holdings, Inc.
Expects Third Quarter Loss And Announces Founders' Return to Management Team PERRIS, Calif., Sep 24, 2002

National R.V. Holdings, Inc. (NYSE: NVH) announced today that it expects a net loss of approximately $0.35 per share for the third quarter ending September 30, 2002. This preliminary result compares with a net loss of $0.63 per share in the third quarter of 2001 and a net loss of $0.14 in the second quarter of 2002. The expected loss is the result of weakness in sales and reduced production at the Company's National RV division.

In response to the Company's third quarter performance, the Company accepted the resignation of Michael Jacques, President of National R.V., Inc. and Executive Vice President of National R.V. Holdings, and appointed Wayne M. Mertes and Robert B. Lee as president of National R.V., Inc. and Country Coach, Inc., respectively, the Company's two operating subsidiaries. Mr. Mertes and Mr. Lee are founders of the operating subsidiaries and currently serve as directors of National R.V. Holdings.

Mr. Mertes, 65, co-founded National R.V., Inc. in 1964 and continuously served as an executive officer through July 1999, and then interim president from April 2001 through September 2001. Mr. Mertes also served as President and Chief Executive Officer of National R.V. Holdings from August 1993 through March 2001.

Mr. Lee, 63, founded Country Coach, Inc. in 1973 and was its Chairman and Chief Executive Officer through July 2000. Mr. Lee also served as President and Chief Operating Officer of National R.V. Holdings from April 2001 through September 2001. Mr. Lee is a leader in the RV industry including several years as a board of directors member of the Recreational Vehicle Industry Association and president of the commercial counsel of the Family Motor Coach Association.

We are disappointed with the results of our third quarter, both as an absolute matter and because they represent a deviation from our previous path towards profitability, said Brad Albrechtsen, President and CEO of National R.V. Holdings. We are pleased that Bob and Wayne are returning to day-to-day operations and expect them to help accelerate our return to profitability.

In addition, Donald Fults, previously President of Country Coach, was appointed Executive Vice President, Sales and Service of Country Coach, Inc.

National R.V. Holdings, Inc. is a leading manufacturer of Class A motorhomes. From its Perris, California facility, the Company designs, manufactures and markets National RV diesel and gas Class A motorhomes under brand names including Tradewinds, Dolphin, Islander, and Sea Breeze, and travel trailers under brand names including Sea Breeze, Palisades, Splash, Rage'n, and Blaze'n. From its Junction City facility, the Company designs, manufactures and markets Country Coach high-end (Highline) diesel Class A motorhomes under brand names including Allure, Intrigue, Magna, Affinity, Lexa, and bus conversions under the Country Coach Prevost brand.

This release and other statements by the Company contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain. Actual performance and results may differ materially from that projected or suggested due to certain risks and uncertainties including, without limitation, the cyclical nature of the recreational vehicle industry, seasonality and potential fluctuations in the Company's operating results; the Company's dependence on chassis suppliers, the integration by the Company of acquired businesses and management of growth; potential liabilities under repurchase agreements; competition; government regulation; product liability; dependence on key personnel and dependence on certain dealers and concentration of dealers in certain regions. Additional information concerning certain risks and uncertainties that could cause actual results to differ materially from that projected or suggested is contained in the Company's filings with the Securities and Exchange Commission (SEC) over the last 12 months, copies of which are available from the SEC or from the Company upon request.